Exhibit 99.1

BRINK’S HOME SECURITY HOLDINGS, INC. REPORTS SECOND QUARTER

2009 FINANCIAL RESULTS

Delivers growth in revenue, operating profit, earnings per share, and net subscribers

Monthly recurring revenue (“MRR”) rose 8.4 percent from a year ago to $42.6 million

Diluted EPS of $0.36, up $0.02 from prior year, includes $0.03 charge for new brand development costs

Ending subscribers increased 5.2 percent compared to a year ago

Second quarter annualized customer disconnect rate was 7.8 percent

IRVING, Texas, August 5, 2009 – Brink’s Home Security Holdings, Inc. (NYSE: CFL), a premier provider of monitored security services in North America now operating under the brand Broadview Security, today reported financial results for the second quarter ended June 30, 2009.

“I am pleased with our continued organic growth in revenue, operating profit, and our customer base in a challenging economic climate,” said president and chief executive, Bob Allen. He continued, “We recently launched our new brand, Broadview Security, and are encouraged by the positive reception from both existing and prospective customers. We are excited about the future with our new brand and look forward to building upon the heritage of success that we have demonstrated over the last 26 years. For the full year, our expectations remain unchanged: we expect growth in our monthly recurring revenue, GAAP operating profit, and subscriber base, despite pressure on the customer disconnect rate.”

Second Quarter Results

Revenue for the second quarter of 2009 was $140.0 million, representing an increase of 4.6 percent from $133.9 million recorded in the same period one year ago. The increase in revenue was primarily due to continued growth in the subscriber base, up 5.2 percent from a year ago, and higher average monitoring rates, partially offset by a decline in revenue in our new construction business. Also, the comparison is impacted by a $1.8 million non-cash accounting correction that increased revenue in the second quarter of 2008.

Operating profit was $27.5 million, an increase of 8.7 percent from $25.3 million in the second quarter of 2008. Second quarter 2009 operating profit margin was 19.6 percent, up from 18.9 percent in the comparable quarter in 2008. The improvement in operating profit was due primarily to the increase in size of the subscriber base and a reduction in royalty rate charged to the Company by its former parent. (Historically, the royalty rate had been approximately 7 percent of revenue, but decreased to approximately 1.25 percent of revenue beginning November 1, 2008.) Operating profit in the second quarter was reduced by $2.2 million of expense associated with the Company’s new brand initiative. The Company also incurred increased expense in its base level marketing program in the second quarter to build momentum in sales activities preceding the brand launch. The increase over the comparable quarter approximated $1.4 million, or $0.02 per diluted share. The comparability of the two quarters is also affected by the previously referenced non-cash accounting correction which increased second quarter 2008 operating income by $2.4 million.

Net income for the second quarter of 2009 was $16.6 million and diluted GAAP earnings per share were $0.36, representing an increase of 7.1 percent from net income of $15.5 million and pro forma earnings per share of $0.34 in the same period last year. (The terminology ‘pro forma earnings per share’ is used in conjunction with the financial results for the three and six months ended June 30, 2008 since the Company was not public at that time and the fully diluted number of shares outstanding are, therefore, calculated on a ‘pro forma’ basis.) The increase in net income was primarily due to the lower royalty expense incurred in the second quarter of 2009 and, to a lesser extent, the profit impact of the larger subscriber base, partially offset by the previously referenced new brand development expenses and the effect of the accounting correction on 2008 results. Brand development expenses reduced net income by $1.4 million, or $0.03 per share, in the second quarter of 2009. The accounting correction increased 2008 net income by $1.5 million, or $0.03 per share, in the second quarter 2008.

Non-GAAP Information

Non-GAAP Financial Results

In the table below, non-GAAP financial results for the three and six months ended June 30, 2009 have been adjusted to exclude the new brand development expenses incurred in the second quarter of 2009. The three months and six months ended June 30, 2008 non-GAAP financial results were adjusted to reflect the current royalty rate of 1.25%. A complete reconciliation of these non-GAAP figures can be found in the attached schedules.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2009(b),(c)	2008(a),(c)	2009(b),(c)	2008(a),(c)
Non-GAAP Operating Profit	$29.7	$32.8	$55.9	$61.1

Non-GAAP Net Income	$18.0	$20.1	$34.2	$37.2

Non-GAAP Earnings per share – diluted	$0.39	$0.44	$0.74	$0.82

(a)	Historically, the Company paid its former parent a royalty of 7 percent on revenues in the United States and 3 percent on revenues in Canada. On November 1, 2008, the royalty rate changed to approximately 1.25 percent of revenues and will continue to be calculated on that basis until the earlier of October 31, 2011, or when the Company ceases the use of the Brink’s brand name and terminates its brand license agreement. The non-GAAP financial results above have been adjusted to calculate the results as if the royalty rate had been approximately 1.25 percent of revenue for all periods presented. The adjustment to operating profit for the three and six months ended June 30, 2008 is $7.5 million and $14.6 million, respectively. The adjustment to net income for the three and six months is $4.6 million, or $0.10 per share earnings on a diluted basis, and $8.8 million, or $0.19 per share earnings on a diluted basis, respectively.
(b)	New brand development expenses for the three and six months ended June 30, 2009 were $2.2 million, or $0.03 per share on a diluted basis, and $3.3 million, or $0.05 per share on a diluted basis, respectively. The non-GAAP figures above have been adjusted to exclude the effect of these expenses.
(c)	In 2008, the non-cash accounting correction increased operating profit by $2.4 million, net income by $1.5 million, and earnings per share by $0.03 for the three and six months ended June 30, 2008. In 2009, the non-cash litigation charges for the three and six months ended June 30, 2009 were $0.5 million, or $0.01 per share earnings on a diluted basis, and $4.5 million, or $0.06 per share earnings on a diluted basis, respectively. The non-GAAP figures above have not been adjusted to exclude the effect of these items.

Metrics

Monthly recurring revenue (“MRR”) rose 8.4 percent during the quarter to $42.6 million, primarily driven by a 5.2 percent increase in ending subscribers and a 3.0 percent increase in monthly recurring revenue per ending subscriber.

Adjusted EBITDA from recurring services for the second quarter rose to $84.0 million compared to $80.7 million in the year-ago quarter. Adjusted EBITDA from recurring services for the second quarter was reduced $2.2 million by the aforementioned brand development expenses.

Please see the attached schedules for a more detailed explanation of these non-GAAP measures and a reconciliation of these non-GAAP measures to their closest GAAP counterparts.

Other Information

The Company ended the quarter with net subscriber additions of approximately 16,700 as compared to approximately 21,900 in the same quarter last year. Approximately 42,700 new customer systems were installed during the second quarter of 2009 compared to approximately 44,200 installations in the same period one year ago. The lower volume of installations continues to reflect the weakness in the overall economy and housing market.

The annualized disconnect rate for the second quarter was 7.8 percent, up from 7.1 percent in the prior year. The increase is the result of more customers requesting termination of service and an increase in financial write offs of customer accounts. Customers continue to cite household financial pressure as a major reason for terminating service. The trailing twelve month disconnect rate at the end of the second quarter was 7.9 percent, up from 6.7 percent in the prior year.

The effective income tax rate for the second quarter was 39.2 percent, compared to 38.2 percent in the prior year period.

Capital expenditures totaled $45.9 million in the second quarter of 2009 compared to $44.3 million in the comparable quarter of the prior year.

As of June 30, 2009, cash and cash equivalents totaled $103.2 million compared to $83.0 million at March 31, 2009. The Company has no long-term debt and has not borrowed on its credit facility.

The Company launched its new brand, Broadview Security, on June 30, 2009, and is progressing with its plan to market the new brand and build brand recognition. For the full year 2009, the Company expects to spend approximately $25 million for the development, marketing and conversion costs of the new brand. The Company spent $1.1 million in the first quarter of 2009 and $2.2 million in the second quarter. Spending in the second half of 2009 will vary based upon the reception and awareness of the new brand. The Company currently expects to spend between $9 million and $12 million in each of the third and fourth quarters. The incremental spending associated with the new brand is anticipated to be funded using cash on hand and cash generated from operations.

Financial Outlook

For full year 2009, the Company continues to expect revenue growth to be in the mid to upper single digit range, driven by mid single digit growth in the subscriber base. The Company expects growth in GAAP operating profit. The full year disconnect rate is expected to range between 7.8 percent and 8.3 percent.

Conference Call

At 10:00 a.m. CT (11:00 a.m. ET) on Wednesday August 5, 2009, the Company will host a conference call to discuss second quarter 2009 results. Interested parties can listen to the conference call by dialing 888-680-0860 (domestic) or 617-213-4852 (international) using pass code 75120678, or via live webcast at www.investors.broadviewsecurity.com under the ‘Investor Information’ tab. Please dial-in at least five minutes prior to the start of the call. Dial-in replay will be available through August 19, 2009 by calling 888-286-8010 (domestic) or 617-801-6888 (international) using the replay pass code 26009900. A webcast replay will also be available at www.investors.broadviewsecurity.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. We disclaim any intention to, and undertake no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to risks inherent in our Spin-off from our former parent corporation, including increased costs and reduced profitability associated with operating as an independent company, the demand for our products and services, the ability to identify and execute further cost and operational improvements and efficiencies in our core business, the actions of competitors, our ability to successfully build and market our new brand, our ability to identify strategic opportunities and integrate them successfully, our ability to maintain subscriber growth, the number of household moves, the level of home sales or new home construction, potential instability in housing credit markets, our estimated reconnection experience, our ability to cost-effectively develop or incorporate new systems or technology in a timely manner, our ability to balance the cost of acquiring customers with the profit from serving existing customers, our ability to keep disconnect rates relatively low, the availability and cost of capital, and general business conditions. For additional risks and uncertainties that could impact our forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including but not limited to the discussion under “Risk Factors” therein, filed with the SEC, which you may view at www.sec.gov.

About Brink’s Home Security Holdings, Inc.

Brink’s Home Security Holdings, Inc. (NYSE: CFL), operating as Broadview Security, headquartered in Irving, Texas, is one of the premier providers of security system monitoring services for residential and commercial properties in North America. The Company operates throughout the United States and Western Canada and services over 1.3 million customers. For more information, please visit http://www.broadviewsecurity.com/ or www.brinkshomesecurityholdings.com.

The Company spun-off as an independent publicly-traded company on October 31, 2008 and began trading on the New York Stock Exchange on November 3, 2008 under the symbol “CFL,” which reflects the Company’s mission statement of creating “Customers for Life”.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2009	2008	2009	2008

Revenues	$140.0	133.9	276.0	261.7

Expenses:
Cost of revenues (a)	67.9	72.9	133.1	142.8
Selling, general and administrative expenses	45.4	36.1	90.9	72.8

Total expenses	113.3	109.0	224.0	215.6
Other operating income, net	0.8	0.4	0.6	0.4

Operating profit	27.5	25.3	52.6	46.5

Interest expense, net	0.2	0.2	0.1	0.4

Income before income taxes	27.3	25.1	52.5	46.1
Provision for income taxes	10.7	9.6	20.7	17.8

Net income	$16.6	15.5	31.8	28.3

Earnings per common share (b):
Basic	$0.36	0.34	0.69	0.62
Diluted	0.36	0.34	0.69	0.62

Weighted-average common shares Outstanding (b) :
Basic	45.8	45.8	45.8	45.8
Diluted	46.0	45.9	45.9	45.9

(a)	Cost of Revenues includes royalty expense charged to the Company by its former parent company for use of the Brink’s brand name. The rate utilized for fiscal 2008 for the months January through October was a rate of 7 percent of revenues in the United States and 3 percent of revenues outside the United States. However, for the months of November and December 2008, the rate utilized was approximately 1.25 percent of revenues for both within and outside of the United States. Similarly, the rate used for the first and second quarters of 2009 was approximately 1.25 percent of revenues and will continue to be approximately 1.25 percent until the earlier of October 31, 2011 or when the Company ceases the active use of the Brink’s brand name.
(b)	For the period ended June 30, 2009, basic earnings per share (“EPS”) is computed by dividing net income by the weighted average number of common shares outstanding for the period ended June 30, 2009. Diluted EPS is calculated in a similar manner, but includes the dilutive effect of stock options and restricted stock units outstanding as of June 30, 2009. Basic and diluted earnings per share for the period ended June 30, 2008 were computed on a pro forma basis using the average number of shares of the Company’s common stock outstanding from October 31, 2008 to December 31, 2008. The number of diluted shares used in the calculation is based on the number of shares of the Company’s common stock outstanding plus the estimated potential dilution that could have occurred if options and restricted stock units granted under the Company’s equity-based compensation arrangements were exercised or converted into the Company’s common stock.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Supplemental Financial Information

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
($ in Millions, except subscriber and disconnect data)
Profit from recurring services	$55.4	51.0	106.9	97.9
Investment in new subscribers	(27.9)	(25.7)	(54.3)	(51.4)

Operating profit	$27.5	25.3	52.6	46.5

Monthly recurring revenues (a)			42.6	39.3

Adjusted EBITDA from recurring services (a),(b)	$84.0	80.7	162.4	157.7

Depreciation and amortization	$22.6	21.8	44.8	42.4

Capital expenditures	$45.9	44.3	93.1	90.1

Other cash flow information:
Impairment charges from subscriber disconnects	$15.8	12.8	29.8	24.7
Amortization of deferred revenue	(9.8)	(11.4)	(19.1)	(20.0)
Deferral of subscriber acquisition costs (current year payments)	(5.6)	(5.8)	(11.1)	(12.1)
Deferral of revenue from new subscribers (current year receipts)	10.3	11.6	20.6	23.6

Number of subscribers (in thousands):
Beginning of period	1,321.3	1,249.6	1,301.6	1,223.9
Installations	42.7	44.2	85.7	88.8
Disconnects	(26.0)	(22.3)	(49.3)	(41.2)

End of period	1,338.0	1,271.5	1,338.0	1,271.5
Average number of subscribers	1,330.9	1,261.4	1,320.9	1,248.9

Disconnect rates:
Expressed as an annualized percentage:	7.8%	7.1%	7.5%	6.6%

Annualized percentage excluding multi-family disconnects (c):	7.8%	6.8%	7.4%	6.4%

Trailing twelve month disconnect rate (d):			7.9%	6.7%

(a)	See “Non-GAAP Reconciliations” below.
(b)	Adjusted EBITDA from recurring services as presented is adjusted for the change in the royalty rate (see Non-GAAP reconciliation in attached schedules). For the three months and six months ended June 30, 2009, Adjusted EBITDA from recurring services includes the effect of non-cash litigation charges (in the Non-GAAP reconciliation section, see footnote (b) in the table reconciling Adjusted EBITDA from recurring services to operating profit.)
(c)	Multi-family disconnects do not have a material impact on the income statement
(d)	The trailing twelve month disconnect rate includes the impact of multi-family disconnects.

Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures

(Unaudited)

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of each non-GAAP financial measure used in this earnings release and related conference call, webcast or slide presentation to the most directly comparable GAAP financial measure.

Certain of these measures differ from GAAP in that they exclude certain amounts of royalty expense incurred by the Company on a historical basis. Historically, the Company paid its former parent company a royalty of 7% on revenues in the United States and 3% on revenues in Canada. On November 1, 2008, the royalty rate changed to approximately 1.25% of revenues and will continue to be calculated on that basis until the earlier of October 31, 2011 or when the Company ceases the active use of the “Brink’s” brand name. In deriving the non-GAAP financial measures, the historical royalty rate was calculated using a rate of approximately 1.25% and adjusting for the related tax effect. Additionally, for the second quarter and year-to-date 2009, the Company derived non-GAAP measures by adjusting for new brand development costs incurred (and the related tax effect, where appropriate) in association with the development of the Company’s new brand identity. The Company uses two other non-GAAP financial measures: Monthly Recurring Revenue (“MRR”) and Adjusted EBITDA from recurring services. MRR differs from GAAP in that certain revenue components, which are included in GAAP revenue, are excluded from the calculation of MRR. These components include certain revenues that are received by the Company but that are not derived from monthly contractual billing arrangements, the amortization of deferred revenue related to active subscriber accounts, and recognition of deferred revenue related to subscriber accounts that disconnect. Adjusted EBITDA from recurring services differs from GAAP in that adjustments are made to normalize royalties, to add back non-cash expenses, and to make reductions for other non-cash income items. The Company’s basis for these adjustments is described below.

Management uses these non-GAAP measures for internal reporting and forecasting purposes, for publicly providing its business outlook, and for evaluating the Company’s performance. The Company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparison across accounting periods when evaluating the Company’s historical and prospective financial performance. The Company has historically provided this or similar information and understands that some investors and financial analysts find this information helpful in analyzing the Company’s margins, net income and comparing the Company’s financial performance to that of its peer companies and competitors.

The Company believes that the presentation of non-GAAP measures provide investors and financial analysts with a consistent basis for comparison across accounting periods and, therefore, is useful to investors and financial analysts in helping them to better understand the Company’s operating results and underlying operational trends.

These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may differ from the non-GAAP information used by other companies. There are significant limitations associated with the use of non-GAAP financial measures. The additional non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for, or superior to, the financial information presented in accordance with GAAP (such as operating profit, net income and earnings per share) and should not be considered measures of the Company’s liquidity.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

NON-GAAP RECONCILIATIONS

(Unaudited)

Monthly Recurring Revenues

The following table reconciles MRR to revenues, its closest GAAP counterpart:

	Six Months Ended June 30,
(In millions)	2009	2008

Monthly recurring revenues for June (“MRR”) (a)	$42.6	39.3
Amounts excluded from MRR:
Amortization of deferred revenue (b)	3.4	3.4

Accounting Correction (c)		2.0
Other revenues (d)	1.2	1.7

Revenues for June on a GAAP basis:	$47.2	46.4
January – May	228.8	215.3

Revenues for January – June on a GAAP basis	$276.0	261.7

(a)	MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.
(b)	Includes amortization of deferred revenue related to active subscriber accounts and recognition of deferred revenue related to subscriber accounts that disconnect.
(c)	In June 2008, an adjustment was made to correct the recognition of deferred revenue and deferred subscriber acquisition costs associated with the termination of customer relationships. The adjustment resulted in an increase to June 2008 revenues by $2.0 million, of which $0.2 million was the portion of the correction related to 2008 and the remaining $1.8 million related to the previously reported annual periods The item had no impact on cash flow.
(d)	Revenues that are not pursuant to monthly contractual billings, including revenues from such sources as ad-hoc field service calls, product sales and installation fees not subject to deferral, terminated contract penalty billings for breached contracts, pass-through revenue (alarm permit fees, false alarm fines, etc.) and partial month revenues recognized from customers who disconnected during the last month of the period and are therefore not included in MRR. This amount is reduced for adjustments recorded against revenue (primarily customer goodwill credits and other billing adjustments), and for the amount included in MRR for new customers added during the last month of the period for those portions of the month for which revenues were not recognized for such customers.

MRR is a non-GAAP financial measure used in this press release and related conference call and webcast. The Company uses MRR, a non-GAAP measure, to evaluate performance. The Company believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a monitored security alarm business produces. This supplemental non-GAAP information should be reviewed in conjunction with the Company’s consolidated statements of operations.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

NON-GAAP RECONCILIATION

(Unaudited)

Adjusted EBITDA from recurring services

The following table shows the reconciliation of a non-GAAP financial measure, Adjusted EBITDA from recurring services, to the most directly comparable GAAP financial measure, Operating Profit. Adjusted EBITDA from recurring services is used in this press release and may be used in the related conference call and webcast.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2009	2008	2009	2008
Adjusted EBITDA from recurring services (a),(b)	$84.0	80.7	162.4	157.7
Less: Adjustment to normalize royalty rate (c)	(0.0)	(6.5)	(0.0)	(12.7)
Less: Depreciation and amortization	(22.6)	(21.8)	(44.8)	(42.4)
Less: Impairment charges from subscriber disconnects	(15.8)	(12.8)	(29.8)	(24.7)
Plus: Amortization of deferred revenue	9.8	11.4	19.1	20.0

Recurring services operating profit	55.4	51.0	106.9	97.9
Less: Investment in new subscribers	(27.9)	(25.7)	(54.3)	(51.4)

Operating Profit	$27.5	25.3	52.6	46.5

(a)	Adjusted EBITDA from recurring services is adjusted for the change in the royalty rate and is calculated as if the royalty rate had been approximately 1.25% of revenue for all periods presented.
(b)	For the three months and six months ended June 30, 2009, Adjusted EBITDA from recurring services includes the effect of non-cash litigation charges related to a previously disclosed matter involving an unfavorable jury award associated with a suit brought by a former employee. The charges for the three and six months were $0.5 million and $4.5 million, respectively. The Company recently filed post-judgment motions in the trial court to set aside or reduce the verdict, or alternatively request a new trial. A hearing has been set for such motions. If the results of the motions are deemed unsatisfactory, the Company intends to file an appeal.
(c)	For comparison purposes in this table, the three months and six months ended June 30, 2008 were adjusted to reflect the current royalty rate of 1.25%. At this rate, the full adjustment for the three months ended June 30, 2008 would have been $7.5 million, $1 million of which was allocated to investment in new subscribers and is therefore excluded from this adjustment. The resulting adjustment of $6.5 million is shown in the table. For the six months ended June 30, 2008 the adjustment would have been $14.6 million, $1.9 million of which was allocated to investment in new subscribers and is therefore excluded from this adjustment. The resulting adjustment of $12.7 million is shown in the table.

Note: Figures may not tie due to rounding.

Brink’s Home Security Holdings, Inc.

and subsidiaries

Non-GAAP Financial Measures Reconciliation

(In millions, except per share data – unaudited)

The following tables show the non-GAAP financial measures used in this press release and related conference call and webcast reconciled to the most directly comparable GAAP financial measures.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2009	2008	2009	2008
GAAP operating profit	$27.5	25.3	52.6	46.5
Add: Adjustment to royalty rate (a)	0.0	7.5	0.0	14.6
Add: Brand Development Expenses	2.2	0.0	3.3	0.0

Non-GAAP operating profit (b)	$29.7	32.8	55.9	61.1

GAAP net income	$16.6	15.5	31.8	28.3
Add: Adjustment to royalty rate (a)	0.0	7.5	0.0	14.6
Add: Brand Development Expenses	2.2	0.0	3.3	0.0
Less: Tax effects of adjustments	(0.8)	(2.9)	(0.9)	(5.7)

Non-GAAP net income (b)	$18.0	20.1	34.2	37.2

GAAP earnings per share – diluted	$0.36	0.34	0.69	0.62
Add: Adjustment to royalty rate (a)	0.00	0.16	0.00	0.32
Add: Brand Development Expenses	0.05	0.00	0.07	0.00
Less: Tax effects of adjustments	(0.02)	(0.06)	(0.02)	(0.12)

Non-GAAP earnings per share – diluted (b)	$0.39	0.44	0.74	0.82

(a)	The Company’s results of operations include a royalty expense that was charged to the Company by its former parent company for use of the Brink’s brand name. The rate utilized for fiscal year 2008 for the months January through October was a 7% rate in the United States and 3% outside of the United States. However, for the months of November and December 2008, the rate used was approximately 1.25% of revenue for both within and outside the United States.
(b)	Non-GAAP figures for the three months and six months ended June 30, 2009 as presented in the table above include the effect of the previously referenced non-cash litigation charges (see footnote (b) in the previous table reconciling Adjusted EBITDA from recurring services to operating profit). The charges for the three months and six months were $0.5 million, or a $0.01 per share earnings on a diluted basis, and $4.5 million, or $0.06 per share earnings on a diluted basis, respectively.

Note: Figures may not tie due to rounding.